Exhibit 99.1

Intermec, Inc.
6001 36th Avenue West
Everett, WA 98203-1264
www.intermec.com

FOR IMMEDIATE RELEASE

Contact:

Kevin P. McCarty

Director of Investor Relations

Intermec, Inc.

425-265-2472

kevin.mccarty@intermec.com

INTERMEC ANNOUNCES RESTRUCTURING PLAN

EVERETT, Wash. — November 16, 2006 — Intermec, Inc. (NYSE: IN) today announced a restructuring plan to reduce costs, streamline global operations and drive profitability. The restructuring will align global functional activities to improve productivity, focus on customer facing programs to facilitate growth, and control discretionary spending.

“The many strategic and ownership changes which have occurred in our industry require a more aggressive focus on productivity in order to accelerate our competitive positioning,” said Larry D. Brady, Chairman and CEO. “While difficult, this restructuring is essential to establish a more agile and efficient posture required for competitive success.”

Intermec expects to take a total pre-tax restructuring charge of $7.6 million to $8.6 million associated with the cost saving initiatives. The Company expects to record approximately $6.5 million to $7.5 million of the total pre-tax charges in the fourth quarter of 2006, with the remainder to be incurred in subsequent quarters of 2007.

As part of the restructuring plan, Intermec will be reducing its current worldwide workforce by approximately 9% by the end of the first quarter of 2007. The restructuring plan also includes the consolidation of certain facilities on a global basis.

As a result of the restructuring and cost reduction initiatives, the company expects to generate annual cost savings of approximately $22 million to $25 million, with approximately 75% of the savings occurring in operating expenses and the remainder of the savings associated with the cost of sales. The savings will begin in the fourth quarter of 2006, with substantially all of the benefit of these cost initiatives expected to be realized by the end of the first quarter of 2007.  Slightly more than half of the cost savings are related to the restructuring actions with slightly less than half related to other cost initiatives and decreased discretionary expenses.

Intermec also reported its EPS outlook for the fourth quarter of 2006.  Fully diluted EPS from continuing operations are expected at $0.05 with a range of plus-or-minus $0.04, including the impact of the anticipated after-tax restructuring charge of $0.07 per diluted share.

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About Intermec, Inc.

Intermec, Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The Company’s products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636.  Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

(Forward-looking Statement)

Statements made in this release and related statements that express the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995 and relate to matters that are not historical facts. They include, without limitation, the statements regarding the Company’s cost reduction and restructuring plans, the anticipated timing and estimated costs of such plans and its financial outlook for the fourth quarter of 2006. They also include statements about the Company’s ability to continue to improve profit of its business segments, compete effectively with its current products and newly launched products, effectively complete the closure of certain facilities and redeploy related function, reduce expenses, improve efficiency, realign resources, increase product development capacity, leverage its research and development investment to drive significant future revenue, and the ability to continue operational improvement and year over year growth. Actual results may differ from those expressed or implied in the Company’s forward-looking statements. These statements represent expectations only as of the date they were made. Intermec may elect to update forward-looking statements but expressly disclaims any obligation to do so, even if the Company’s expectations change. Such forward-looking statements involve and are subject to certain risks and uncertainties. These include, but are not limited to, risks and uncertainties described more fully in the Company’s filings with the Securities and Exchange Commission including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.